EXHIBIT 10.41

ADVISORY AGREEMENT

This Advisory Agreement is made as of January 1, 2011, among Affinia Group Inc., a Delaware corporation (the “Company”), Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Intermediate”), Affinia Group Holdings Inc., a Delaware corporation (“Parent”) and Torque Capital Group LLC, a Delaware limited liability company (“Torque”).

WHEREAS, Torque has expertise in the areas of corporate strategy, finance, investment, acquisitions and other matters relating to the business of the Company and its subsidiaries; and

WHEREAS, each of Parent, Intermediate and the Company desires to secure the expertise of Torque in the aforesaid areas on the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1. Appointment. Each of Parent, Intermediate and the Company hereby retains Torque to provide the advisory and consulting services described in Section 2 hereof, commencing on the date hereof.

2. Services. Torque hereby agrees that, commencing on the date hereof, it shall provide to each of Parent, Intermediate and the Company (and their subsidiaries) the following advisory and consulting services as requested from time to time by any of Parent, Intermediate and the Company (and their subsidiaries):

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing on terms and conditions satisfactory to the Company (including with respect to any initial public offering of the common stock of Parent);

(b) advice in connection with financing, acquisition, disposition, merger, business combination and change of control transactions involving the Company or any of its subsidiaries (however structured), including transaction analysis and support services; and

(c) such other services (which may include financial and strategic planning and analysis) as may be requested from time to time.

Torque will devote, in its discretion, such time and efforts to the performance of services contemplated hereby as Torque deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by Torque on a weekly, monthly, annual or other basis. The Company acknowledges that Torque’s services are not exclusive to the Company and that Torque may render similar services to other persons and entities. Torque and the Company understand that the Company may, at times, engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by Torque under this Agreement. In providing services to the Company, Torque will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

3. Fees.

(a) Parent, Intermediate and the Company hereby jointly and severally agree to pay Torque a management fee (the “Quarterly Fee”) equal to $400,000 per calendar quarter (to a maximum aggregate amount of $2.4 million) payable in advance on or before the first business day of the applicable quarter with the first payment due January 19, 2011. The Quarterly Fee is payable until the first to occur of (i) payment in full of the Success Fee (defined in Section 3(b)) or (ii) June 30, 2012.

(b) Upon a Successful Liquidity Event (defined below), Parent, Intermediate and the Company hereby jointly and severally agree to pay a success fee (the “Success Fee”) equal to $3 million plus the amount of any Quarterly Fees that would have been paid through June 30, 2012 but which have not been paid as of the date of the Successful Liquidity Event. A “Successful Liquidity Event” shall occur at such time as the Stockholders (as defined in the Stockholders Agreement dated November 30, 2004 as in effect on the date hereof) realize, or have the actual ability to realize (including, without limitation, through a right to elect cash consideration or the receipt of freely transferable securities), a cash payment on not less than one-third of their original investment equal to or greater than two times the amount of such investment (either through a private transaction or through sales on the public market). In the event that a Successful Liquidity Event occurs with respect to an amount less than all of the Stockholders’ original investment, then the Success Fee shall be paid proportionately (meaning, for example, that if 75% of such investment is subject to a Successful Liquidity Event, then only 75% of the Success Fee is payable). In the event that a transaction occurs at a price which results in a cash payment of less than two times the relevant amount of a Shareholder’s investment, a Success Fee may still be payable in respect of such transaction if such transaction, when aggregated with all other transactions (whether occurring before or after the date of such transaction), results in an average transaction value which equals or exceeds the two times threshold on a per-share equivalent basis (meaning, for example, that if a transaction occurred for 25% of the shares comprising the original investment at a price equal to 1.5 times the amount of such investment and a subsequent (or a prior) transaction occurred for 25% of the shares comprising the original investment at a price equal to 2.5 times the amount of such investment, Torque would be entitled to 50% of the Success Fee)

(c) No Success Fee is payable after termination of the Agreement on June 30, 2013; provided, however, if Parent or the Stockholders execute a binding definitive agreement with a third party prior to June 30, 2013 relating to a transaction and that transaction is consummated with such third party after June 30, 2013 and results in a Successful Liquidity Event within six months (6) months of the execution of the applicable agreement with such third party, the Success Fee shall be earned and payable hereunder.

(d) In no event shall Parent, Intermediate and the Company be obligated collectively to pay any amounts pursuant to this Section 3 in excess of $5.4 million in the aggregate.

4. Reimbursements. In addition to the Quarterly Fee and the Success Fee, Parent, Intermediate and the Company hereby jointly and severally agree to reimburse Torque for its reasonable Out-of-Pocket Expenses incurred after the date hereof in connection with the services provided to Parent, Intermediate and the Company (and their subsidiaries) pursuant to Section 2 hereof. For the purposes of this Agreement, the term “Out of Pocket Expenses” shall mean the amounts actually paid by Torque in connection with the services contemplated hereby, including (i) reasonable air travel expenses, (ii) reasonable hotel or other lodging expenses, (iii) reasonable business-related meal expenses, (iv) other reasonable incidental travel-related expenses and (v) reasonable non-meal entertainment expenses approved in writing in advance by the Company’s chief executive officer or chief financial officer. Out of Pocket Expenses shall not include any expenses for third party professional services unless approved in writing in advance by the Company’s chief executive officer or chief financial officer. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Torque of an invoice therefor (together with reasonable supporting detail). Torque agrees that it shall invoice the Company monthly for such Out-of-Pocket Expenses. The Company shall present a summary of such Out-of-Pocket Expenses for review by the Audit Committee of the Board of Directors on a quarterly basis.

5. Indemnification; Limitation of Liability. Parent, Intermediate and the Company hereby jointly and severally agree to indemnify and hold harmless Torque, and its affiliates and partners, members, officers, directors, employees, agents, representatives, investors and stockholders (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities of whatever kind or nature, joint or several, absolute, contingent or consequential, to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the services contemplated by this Agreement or the engagement of Torque pursuant to, and the performance by Torque of the services contemplated by, this Agreement (including, without limitation, any cost and expenses incurred by an Indemnified Party to successfully enforce the provisions of this Section 5). Parent, Intermediate and the Company hereby jointly and severally agree to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. Torque represents and warrants to the Company on a continuing basis through the termination of this Agreement that none of the Indemnified Parties is a director, officer or employee of the Company (or an entity controlled by the Company or any of the foregoing persons) other than Mr. Joseph Parzick. Parent, Intermediate and the Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is (i) determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of Torque or (ii) in the event Torque is in breach of the foregoing representation and warranty. In no event will Torque or any Indemnified Party be liable to the Company or any of its affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by Torque hereunder.

6. Term; Early Termination. This Agreement shall become effective as of the date hereof and shall terminate on the first to occur of (i) June 30, 2013 (or, if the proviso of Section 3(c) is applicable, such later date as provided therein) or (ii) payment in full of the Success Fee. Parent, Intermediate and the Company may terminate this Agreement at any time on 90 days prior written notice. Upon such termination by such notice, Torque shall no longer be entitled to any Quarterly Fee, but shall remain entitled to earn the Success Fee (excluding, for this purpose, any portion of the Quarterly Fee that was not paid as a result of early termination) until June 30, 2013 (or, if the proviso of Section 3(c) is applicable, such later date as provided therein). The obligation to pay any Success Fee earned pursuant to Section 3 prior to termination of this Agreement shall survive termination of this Agreement. Sections 4 (solely with respect to expenses incurred prior to the date of termination), 5, 6, 7 and 8 shall survive the termination of this Agreement.

7. Permissible Activities. Nothing herein shall in any way preclude Torque or its partners, members, officers, employees or affiliates from engaging in any business activities or, from performing services or investing in securities of other companies for its or their own account or for the account of others, including for or of companies that may be in competition with the business conducted by the Company.

8. Confidentiality. Torque acknowledges that it will receive information pertaining to the Company, Intermediate and/or Parent which is not available to the general public or is otherwise confidential or proprietary in nature (such information and all copies of, extracts from, analyses and other materials based on, containing or otherwise reflecting such information, the “Information”). Torque recognizes and acknowledges the competitive value of the Information and the damage that could result from the disclosure thereof to third parties. Accordingly, Torque agrees to keep the Information strictly confidential and Torque will not, without the prior written consent of the Company, disclose the Information or any part thereof to any third party in any manner whatsoever, in whole or in part, except that Torque may disclose the Information to those of Torque’s affiliates, directors, officers, employees and attorneys (collectively, “Representatives”) who (x) need to know the Information for the purpose of performing the services contemplated hereby and (y) have been informed of the confidential nature of the Information. Notwithstanding any such agreement by Torque’s Representatives, Torque agrees to be responsible for and to indemnify the Company against any breach by any of Torque’s Representatives of this Section 8. The Information will not, without the prior written consent of the Company, be used by Torque or its Representatives, directly or indirectly, for any purpose other than the performance of the services contemplated hereby and such use shall absolutely cease if and when the Company has so notified Torque. Upon the request of the Company, Torque shall, and shall cause its Representatives to promptly return all Information to the Company, without retaining any copies, summaries or extracts thereof. Notwithstanding the return of the Information, Torque and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

9. General.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to Torque:	437 Madison Avenue 33rd Floor New York, NY 10022 Attn: Joseph Parzick

If to Parent, Intermediate or the Company:	1101 Technology Drive Ann Arbor, MI 48108 Attn: General Counsel

In any case, with copies to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3971 Attn: Vincent Pagano

(c) This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN. THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement shall inure to the benefit of, and be binding upon, Torque, Parent, Intermediate, the Company and their respective successors and assigns.

(e) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE

(f) This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

(g) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

IN WITNESS WHEREOF, the parties have caused this Advisory Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

TORQUE CAPITAL GROUP LLC

By:	/s/ Joseph E. Parzick
Name: Joseph E. Parzick
Title: Managing Member

AFFINIA GROUP INC.

By:	/s/ Terry R. McCormack
Name: Terry R. McCormack
Title: President and CEO

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:	/s/ Terry R. McCormack
Name: Terry R. McCormack
Title: President and CEO

AFFINIA GROUP HOLDINGS INC.

By:	/s/ Terry R. McCormack
Name: Terry R. McCormack
Title: President and CEO